RICHARD A. MORSE Entertainment Attorney	260 Newport Center Dr. Suite 100 Newport Beach, California 92660 Office Direct Tel: (949) 603. 0280 Cellular Tel: (310) 351. 6877 rickmorseesq@gmail.com

February 16, 2022

Don [***] Esq. & David [***]

Artists First

dg@artistsfirst-

la.com

Amended Writing Proposal/Term Sheet – Adaptation of Novel – “Calculated"

This Amended Proposal/Term Sheet (“Amended Term Sheet”) is made effective as of the date above, and is in regard to that certain Proposal/Term Sheet dated February 11, 2022 as to the screenwriting services of The [***] Corporation f.s.o. Ann Peacock (referred to as "Writer"), on the one hand and Calculated Development, LLC on the other hand (“Proposal/Term Sheet”). By way of this amendment, One Door Studios, LLC (“Producer”) shall become the new party entering into this agreement with Writer in the stead of Calculated Development LLC, a wholly-owned subsidiary. As a condition to Writer’s obligations and its rights, Producer shall be signatory to the current WGA minimum basic agreement) as to the adaptation of the book by Nova McBee entitled "Calculated" ("Book") into a screenplay ("Screenplay") to be produced as a feature- length motion picture or series currently under the working title of "Calculated" (the “Picture”). Producer owns the exclusive screen rights to adapt the Book into a feature film or series and thereby makes the following pay or play offer to Writer pursuant to the following proposed terms:

The first step is guaranteed, with the 2nd step conditionally guaranteed as defined below in paragraph 2.b.i and the 3rd step and 4th step being optional and being subject to the bonus provisions below at paragraph 3a, b & c.

1.WRITING SERVICES.

a.Writer will provide the following step materials, as required, herein:

(i)First Draft

(ii)2nd Draft

(iii)Revision Draft

(iv)Polish

b.The first step is guaranteed, with the 2nd step conditionally guaranteed as defined below in paragraph 2.b.i and the 3rd step and 4th step being optional and being subject to the bonus provisions below at paragraph 3a, b & c.

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

c.Shanghai Background Story Scout: if Writer elects to do so, in her sole discretion, Producer will provide Writer up to a ten-day research trip to Shanghai in order to personally absorb the look/touch/feel/atmosphere/people of those locations described in the Book, providing Writer with two first-class round-trip flights to Shanghai with first class accommodations thereat and per diem (“Story Scout”). Producer to also provide a roadmap of possible locations in consultation with the Book’s author.

2.FIXED COMPENSATION. Subject to full performance of the writing services as set forth hereunder, and Writer not being in material default or uncured material breach, Producer will pay Writer, as full and complete consideration for all services rendered, except as otherwise stated herein, structured as follows:

a.First Draft: $[***]. Guaranteed step.

Payable 50% upon full execution of this deal memo;

25% paid upon delivery of the screenplay Outline if Writer chooses to deliver an Outline (the same not being mandatory); and

the balance being 25% if the Outline was delivered or 50% if the Outline was not delivered paid upon delivery of the complete First Draft.

b.2nd Draft: $[***]. Conditionally guaranteed step. Payable 50% upon commencement of services for this step, following receipt of Producer notes for the First Draft; and 50% payable upon acceptable delivery of this step.

i.This step is conditionally guaranteed upon Producer’s reasonable approval of the Outline (if delivered) or First Draft (if the Outline is not delivered). Producer shall have 10 business days to either approve, in writing, the Outline (if delivered) or conversely provide notes and engage in a story session with Writer. Upon the approval of the Outline (if delivered), the 2nd step (2nd Draft) becomes guaranteed in addition to the guaranteed first step.

c.Revision Draft: $[***]. Optional step (exercisable only in writing within 4 weeks after delivery of the 2nd draft) at the sole discretion of Producer. Payable 50% upon commencement of services for this step, following receipt of Producer notes for the 2nd Draft (and no later than 4 weeks after exercise of the option); and 50% payable upon delivery of this step.

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

d.Polish: $[***]. Optional step (exercisable only in writing within 4 weeks after delivery of the optional revision draft) at the sole discretion of Producer. Payable 50% upon commencement of services for this step (and no later than 4 weeks after exercise of the option); following receipt of Producer notes for the Revision Draft; and 50% payable upon delivery of this step.

3.BONUS COMPENSATION. Subject to full performance of the writing services as set forth hereunder and Writer not being in material default or uncured material breach:

a.If Producer, in its sole discretion, finds Writer’s First Draft to be essentially a final draft, in need of no further rewrites or polishes, Producer will pay Writer a bonus (equating to [***]), within 10 business days of written notice of that election and thereby Writer shall not be required to render any further writing services.

b.If Producer, in its sole discretion, finds Writer’s 2nd draft to be essentially a final draft, in need of no further rewrites or polishes, Producer will pay Writer a bonus (equating to [***]) within 10 business days of written notice of that election and thereby Writer shall not be required to render any further writing services.

c.If Producer, in its sole discretion, finds Writer’s 3rd step, the Revisions Draft to be essentially a final draft, in need of no further rewrites or polishes, Producer will pay Writer a bonus (equating to [***]) within 10 business days of written notice of that election and thereby Writer shall not be required to render any further writing services.

d.If a feature length motion picture is greenlit/funded for production and provided that Writer is not in material breach or default, and pursuant to WGA guidelines, and Writer would be entitled to receive a Sole Credit (i.e. Sole “Screenplay By” or “Written By” credit), Producer will pay Writer in addition to the amounts set forth above a one-time production bonus compensation of [***]% of the bonded budget (which shall not include, contingency funds, finance, interest, legal, bond fees.), with a ceiling of $[***] and a floor of $[***] if Writer receives a shared credit with one other writer, then Writer will receive [***]% of the one-time production bonus compensation ("Production Bonus"). In the

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

event that there is more than one credited screenwriter (which is not anticipated), the first position writer shall be entitled to [***]% of the production bonus and the other [***]% shall be split on a pro rata basis between the additional writers. All such final credits shall be governed by and subject to a WGA credit determination.

e.If a feature film or series is produced and receives major award nominations and awards, Writer shall be entitled to the following further bonus compensation in an amount TBN but no less than $[***] per nomination or $[***] per win (“Award Bonus”)

4.CONTINGENT COMPENSATION. Provided that the Picture is produced and distributed, and Writer is not in material default or uncured material breach, Writer shall be entitled to receive net profit participation as follows:

a.Sole Credit: [***]% of 100% of the Net Profits, with Writer afforded MFN as to definition and calculations with all other profit participants.

b.Shared Credit: [***]% of 100% of the Net Profits, with Writer afforded MFN as to definition and calculations, with all other profit participants.

5.READING/WRITING PERIODS.

i.First Draft-writing: 14 weeks- approximately 5 weeks to delivery of outline and 9 weeks to First Draft Delivery, TOE; Producer reading/notes term: 3 weeks.

ii.Second Draft-writing: 8 weeks; Producer reading/notes term: 2 weeks.

iii.Revisions Draft: 6 weeks; Producer reading/notes term: 10 days.

iv.Polish: 4 weeks; Producer reading/notes term: 6 days.

Writer’s services will be nonexclusive (with no outside services to materially interfere) to Producer during all writing periods and non-exclusive during all reading periods.

6.CREDIT/GUILD. The Picture shall be produced in accordance with WGA guidelines, with Producer’s SPV to become a WGA signatory to the MBA prior to the commencement of active writing services as a condition to Producer’s rights and Writer’s obligations.

7.OWNERSHIP AND DISTRIBUTION. The Work inclusive of the screenplay is based on assigned material (the Book) by the Producer, and the Producer notes to be incorporated after each draft. Producer will be the sole and exclusive owner of the Picture, and all of the results and proceeds of Writer’s services and all US and

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

international copyrights and extensions and renewals thereof. Any materials written or contributed by Writer are intended by Writer and Producer to be a “work-made- for-hire” by Writer pursuant to Section 201 of Title 17 of the United States Code.

Producer may change, alter, add to, subtract from, rearrange all or any part of the material written or contributed by Writer hereunder, or combine it with any other material, as Producer may elect.

8.NO OBLIGATION TO USE. Producer is not obligated to use the services of Writer or to produce, distribute, or exploit the Picture, or, if commenced, to continue the production, distribution or exploitation of the Picture in any territory. However, this does not relieve Producer of its obligations to pay guaranteed sums and credit/separation of rights-based entitlements.

9.TRAVEL AND EXPENSES: If Producer requires Writer to perform services at a location more than seventy-five (75) miles from Writer's then principal place of residence, inclusive of promotional services requested in writing, then: Transportation: Producer shall furnish one roundtrip transportation (by air if appropriate, First Class if available, and only if used) to and from such location. Accommodations: If such location is an overnight location, Producer shall provide hotel accommodations on par with the individual producers. Per Diem: $[***] per day.

Ground Transportation: exclusive ground transportation or, alternatively at the election of Writer, Producer to provide a full-size rental car while on location.

10.RIGHT OF FIRST NEGOTIATION. Provided that Writer is not in uncured material breach of the long form agreement based on this Amended Term Sheet , and Writer is entitled to receive sole “screenplay by” or “written by” credit for the Picture pursuant to the WGA MBA guidelines, is then active as a writer in the theatrical motion picture or television industry and is available when reasonably required by Producer, if within seven (7) years after the initial general theatrical release of the Picture in the United States a screenplay for any theatrical sequel, theatrical prequel or initial theatrical remake (collectively, a “Theatrical Production”) or a teleplay for any television motion picture (i.e. the pilot or initial episode of a television series; a movie-of-the-week or svod film; or a mini-series) (collectively, a “T.V. Production”) of a Picture is to be written, then Producer will first negotiate in good faith for Writer’s services, with these terms +[***]% serving as a floor for negotiations. Rolling rights to be afforded.

11.PASSIVE PAYMENTS. Provided Writer is not in material breach or default, and Producer (or its successors or assigns) produces the Picture based upon the Work, and Writer is entitled to receive, pursuant to WGA guidelines, sole separation of rights or sole credit (i.e. “Written By” or “Screenplay By” or “Story By” or “Screen Story By” credit), Producer will negotiate with Writer to pay Writer passive payments for sequels, remakes and subsequent productions which shall be within the customary parameters of passive payments made by major studios, mini majors, and major independent production companies in the industry, in a similar bonded budget range, but no less than those required pursuant to WGA guidelines. Provided Writer is not in material breach or

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

default and Producer (or its successors or assigns) produces the Picture based upon the Work, and Writer is entitled to receive pursuant to WGA guidelines, shared separation of rights or shared credit (i.e. “Written By” or “Screenplay By” or “Story By” or “Screen Story By” credit), Producer shall pay Writer a negotiated amount to be equivalent to half of sums as would have been accorded for sole credit. Provided Writer is not in material breach or default, and Producer (or its successors or assigns) produces a limited/mini or episodic television series based in whole or in part on the Work, then Producer will negotiate with Writer in good faith, subject to industry customs and standards of the major studios and Writer’s stature in the industry, to pay Writer a per episode royalty.

12.PRESS RELEASE. Subject to and conditioned upon mutual execution of this Amended Term Sheet and payment to Writer of the first step payment (as per paragraph 2a) in the amount of $[***], the parties shall collaborate on a joint press release announcing the engagement of Writer. It is envisioned that Producer shall generate the initial draft for Writer to add to, edit, and ultimately approve in writing for release.

13.MISCELLANEOUS. a) Premiere/Film Festivals: Producer to provide invitations and to use commercially reasonable efforts to bind the domestic distributor to provide Writer and one guest with First Class travel/accommodations to the U.S. celebrity premiere. Producer to provide invitations and to use commercially reasonable efforts to bind the domestic distributor to provide Writer and one guest with First Class travel/accommodations to any major film festival or film market where the film is in competition, and at festivals where the Picture is being screened. b) Video/DVD: Writer to be provided two (2) complimentary DVDs and, if available, two (2) complimentary Blu-rays of the Picture, when available, subsequent to its U.S. theatrical release. c) Insurance: Writer to be named as additional insured, at no cost to Writer, on Producer’s E & O and general liability insurance policies. d) Indemnification: standard mutual indemnification clause in accordance with customary industry practices amongst major and mini major studios. e) WGA Signatory: Producer represents and warrants that it is or shall become a WGA signatory.

This Amended Term Sheet supersedes and otherwise replaces in its entirety, any and all previous understandings whether written or oral, including but not limited to that certain Writing Proposal/Term Sheet dated February 11, 2022 between Writer and Calculated Development, LLC.

If these terms and conditions meet with your approval, please sign where indicated below and we shall draft a more formalized longform agreement containing these terms and those usual and customary for a screenwriting engagement in the feature film industry.

(Signatures on page to follow)

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Warm regards,

“PRODUCER”

/s/ Stephen Wollwerth
By: Stephen Wollwerth, President
One Door Studios, LLC

AGREED TO AND ACCEPTED:

“WRITER”

/s/ Ann Peacock
Ann Peacock on behalf of
The [***] Corporation.

AGREED TO AS FORM AND CONTENT:

/s/ Stephen Wollwerth
By: Stephen Wollwerth, President
Calculated Development, LLC